Exhibit 10.1




                              ULTRADATA Corporation
                          Index to Financial Statements

                                                                     Page

    Independent Auditors' Report - Deloitte & Touche LLP              F-2
    Independent Auditors' Report - KPMG LLP                           F-3
    Balance Sheets as of December 31, 1998 and 1997                   F-4
    Statements of Operations for the years ended December 31,
      1998, 1997 and 1996                                             F-5
    Statements of Stockholders' Equity for the years ended
      December 31, 1998, 1997 and 1996                                F-6
    Statements of Cash Flows for the years ended December 31,
      1998, 1997 and 1996                                             F-7
    Notes to Financial Statements                                     F-8

                          Independent Auditors' Report


To the Board of Directors and Stockholders of ULTRADATA Corporation:


We have audited the accompanying balance sheet of ULTRADATA Corporation ("Company") as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

San Jose, California
February 5, 1999

                          Independent Auditors' Report

Board of Directors
ULTRADATA Corporation:

We have audited the accompanying balance sheet of ULTRADATA Corporation as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ULTRADATA Corporation as of December 31, 1997, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG LLP

Mountain View, California
February 12, 1998

                              ULTRADATA CORPORATION
                                 Balance Sheets
             (In thousands, except share data and par value amounts)




                                                                                           December 31,
                                    Assets                                          1998                1997
                                                                               ---------------    -----------------
Current assets:
     Cash and cash equivalents                                                       $  2,418               $  486
     Short term investments                                                                 -                  303
     Restricted cash                                                                      321                  536
     Trade accounts receivable, net                                                                          6,387
                                                                                        6,523
     Inventories, including third-party product licenses                                                       815
                                                                                        1,932
     Prepaid expenses and other current assets                                                                 456
                                                                                          383
     Income tax receivable
                                                                                            -                   53
                                                                               ---------------    -----------------
          Total current assets                                                         11,577                9,036
Property and equipment, net                                                             3,312                4,533
                                                                               ===============    =================
                   Total assets                                                      $ 14,889             $ 13,569
                                                                               ===============    =================

                     Liabilities and Stockholders' Equity

Current liabilities:
     Current portion of capital lease and debt obligations                            $   481              $   663
     Current portion, third-party product licenses                                        594                    -
     Accounts payable                                                                                        2,284
                                                                                        1,545
     Accrued expenses                                                                                        1,239
                                                                                        1,646
     Deferred revenue and customer advances                                             1,479                1,852
                                                                               ---------------    -----------------
          Total current liabilities                                                     5,745                6,038
Deferred revenue and customer advances                                                    682                1,113
Capital lease and debt obligations                                                          7                  120
Long-term portion, third-party product licenses                                           625                    -
                                                                               ---------------    -----------------
Total liabilities                                                                       7,059                7,271
                                                                               ---------------    -----------------

Commitments and contingencies (Notes 4 and 8)

Stockholders' equity:
     Preferred stock; par value $.001; 2,000,000 shares authorized; none                    -                    -
     outstanding
     Common stock; par value $.001; 23,000,000 shares authorized; 7,725,674
     and 7,607,133 shares outstanding in 1998 and 1997, respectively                        8                    8
  Additional paid in capital                                                           15,515               15,202
  Accumulated deficit                                                                 (7,693)              (8,912)
                                                                               ---------------    -----------------
    Total stockholders' equity                                                          7,830                6,298
                                                                               ---------------    -----------------
                       Total liabilities and stockholders' equity                    $ 14,889             $ 13,569
                                                                               ===============    =================




                 See accompanying notes to financial statements.

                              ULTRADATA CORPORATION
                            Statements of Operations
                    (In thousands, except per share amounts)



                                                                     Years Ended December 31,
                                                           ----------------------------------------------
                                                               1998            1997            1996
                                                           --------------  --------------  --------------
Revenue
     Software                                                  $  11,063        $  7,062        $  9,452
     Services                                                     16,501          16,548          16,741
                                                           --------------  --------------  --------------
       Subtotal                                                   27,564          23,610          26,193
     Hardware                                                      3,197           5,493          14,251
                                                           --------------  --------------  --------------

Total revenue                                                     30,761          29,103          40,444
                                                           --------------  --------------  --------------

Cost of goods sold
     Software                                                      1,979           1,034           2,202
     Services                                                     10,889          11,770          13,502
                                                           --------------  --------------  --------------
       Subtotal                                                   12,868          12,804          15,704
     Hardware                                                      2,844           4,115          10,331
                                                           --------------  --------------  --------------

Total cost of goods sold                                          15,712          16,919          26,035
                                                           --------------  --------------  --------------

Gross margin                                                      15,049          12,184          14,409
                                                           --------------  --------------  --------------

     Product development                                           4,689           4,608           6,180
     Selling, general and administrative                           9,201          11,964          15,518
     Gain on transfer of service bureau contracts                   (162)           (558)              -
                                                           --------------  --------------  --------------
          Total operating expenses                                13,728          16,014          21,698
                                                           --------------  --------------  --------------

Operating income (loss)                                            1,321          (3,830)         (7,289)

Interest income                                                       40             120             365
Interest expense                                                    (179)           (102)            (36)
Other income                                                          59             352               -
                                                           --------------  --------------  --------------

Income (loss) before income taxes                                  1,241          (3,460)         (6,960)

Income tax expense                                                    22               -               -
                                                           --------------  --------------  --------------

Net income (loss)                                               $  1,219       $ (3,460)       $ (6,960)
                                                           ==============  ==============  ==============

Net income (loss) per share information:
  Basic net income (loss) per share                             $   0.16       $  (0.46)       $  (0.97)
  Diluted net income (loss) per share
                                                                    0.15          (0.46)          (0.97)
  Shares used to compute basic net income
    (loss) per share
                                                                   7,687           7,585           7,195
  Shares used to compute dilutive net income
    (loss) per share
                                                                   7,924           7,585           7,195



                See accompanying notes to financial statements.

                              ULTRADATA CORPORATION

                       Statements of Stockholders' Equity
                                 (In thousands)



                                                Common Stock
                                                                              Additional      Retained          Total
                                                Shares                         Paid-In        Earnings      Stockholders'
                                             Outstanding       Amount          Capital      (Accumulated       Equity
                                                                                              Deficit)
                                           --------------   -------------   ------------   -------------   ----------------
Balances as of January 1, 1996              $  5,742,000    $          6    $         4    $     1,508     $        1,518
Net proceeds from initial public offering      1,650,000               1         14,241            ---             14,242
Net proceeds from issuance of common
   stock                                         133,864             ---            696            ---                696
Net loss                                             ---             ---            ---         (6,960)            (6,960)
                                           --------------   -------------   ------------   -------------   ----------------

Balances as of December 31, 1996               7,525,864               7         14,941         (5,452)             9,496
Net proceeds from issuance of common
   stock                                          81,269               1            261            ---                262
Net loss                                             ---             ---            ---         (3,460)            (3,460)
                                           --------------   -------------   ------------   -------------   ----------------

Balances as of December 31, 1997               7,607,133               8         15,202         (8,912)             6,298
Net proceeds from issuance of common
   stock                                         118,541             ---            313            ---                313
Net income                                           ---             ---            ---          1,219              1,219
                                           ==============   =============   ============   =============   ================
Balances as of December 31, 1998            $  7,725,674    $          8    $    15,515    $    (7,693)    $        7,830
                                           ==============   =============   ============   =============   ================


                 See accompanying notes to financial statements.

                              ULTRADATA CORPORATION
                            Statements of Cash Flows
                                 (In thousands)


                                                                                     Years ended December 31,
                                                                             1998               1997              1996
                                                                      ------------------- -----------------  ----------------
Cash flows from operating activities:
Net income (loss)                                                              $   1,219        $  (3,460)         $ (6,960)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
        Depreciation and amortization                                              1,528             1,436               864
        Deferred income taxes                                                          -                 -               907
        Gain on sale of joint venture                                                  -             (238)                 -
        Equity in earnings of unconsolidated subsidiary                                -              (16)              (62)
        Loss on disposition of property and equipment                                 67                 -               250
        Changes in operating assets and liabilities:
            Trade accounts receivable, net                                         (136)             4,069           (3,962)
            Inventories                                                              365               358                78
            Prepaid expenses and other assets                                         73               579             (253)
            Income taxes receivable                                                   53             1,023             (958)
            Accounts payable                                                       (739)           (1,375)           (1,560)
            Accrued expenses                                                         158             (887)               166
            Deferred revenue and customer advances                                 (804)           (1,856)             (458)
                                                                      ------------------- -----------------  ----------------
        Net cash provided by (used for) operating activities                       1,784             (367)          (11,948)
                                                                      ------------------- -----------------  ----------------
Cash flows from investing activities:
        Capital expenditures                                                       (353)           (2,997)           (1,706)
        Proceeds from disposition of service bureau assets                             -               192                 -
        Proceeds from disposition of other assets                                      -               368                 -
        Sale of joint venture                                                          -               500                 -
        Purchases of short-term investments                                            -                 -           (4,276)
        Sale of short-term investments                                               303             1,117             2,856
        Repayment of stockholder notes receivable                                      -                 -             1,453
                                                                      ------------------- -----------------  ----------------
            Net cash used for investing activities                                  (50)             (820)           (1,673)
                                                                      ------------------- -----------------  ----------------
Cash flows from financing activities:
        Bank borrowings and long term obligations, net                                 -               474           (1,000)
        Proceeds from debt                                                             -               250               388
        Decrease (increase) in restricted cash                                       215             (536)                 -
        Repayment of debt                                                          (330)             (360)             (246)
        Net proceeds from initial public offering                                      -                 -            14,242
        Net proceeds from issuance of common stock                                   313               262               696
                                                                      ------------------- -----------------  ----------------
            Net cash provided by financing activities                                198                90            14,080
                                                                      ------------------- -----------------  ----------------
Net increase (decrease) in cash and cash equivalents                               1,932           (1,097)               459
Cash and cash equivalents at beginning of year                                       486             1,583             1,124
                                                                      ------------------- -----------------  ----------------
Cash and cash equivalents at end of year                                         $ 2,418           $   486          $  1,583
                                                                      =================== =================  ================
Non cash operating, investing and financing activities:
     Property and equipment acquired under capital leases                         $   21           $    --           $    --
                                                                      =================== =================  ================
     Remaining obligation on third party product licenses                        $ 1,482           $    --           $    --
                                                                      =================== =================  ================
Supplemental disclosure of cash flow information:
        Cash paid for taxes                                                       $   22            $    1           $    87
        Cash paid for interest                                                    $  179           $   102           $    36


                 See accompanying notes to financial statements.

 Note 1   Summary of Significant Accounting Policies

 The Company

 ULTRADATA Corporation (the "Company") provides information management software and solutions for relationship-oriented financial institutions. These solutions allow the Company's customers to provide, among other things, financial services such as checking, savings and investment accounts, home banking, credit and debit cards, ATM access and consumer lending. The Company's products are primarily targeted at large and mid-sized credit unions for use as an in-house installation and to value-added resellers ("VARs") for distribution to small-sized credit unions that operate in service bureau environments.

Revenue Recognition

The Company recognizes revenues from licenses of computer software provided that a noncancelable license agreement has been signed, the software and related documentation have been shipped, there are no material uncertainties regarding customer acceptance, and collection of the resulting receivable is deemed probable. Maintenance revenues are deferred and recognized over the related contract period, generally three months to five years. Services and other revenues generated from professional consulting and training services and software customization services are recognized as the services are performed. Hardware revenues are recognized upon shipment.

Software cost of revenues includes direct costs of software purchased from third parties and royalties. Services and other cost of revenues include maintenance, the direct and indirect costs of providing training and installation, and consulting services relating to customer contracts. Hardware cost of revenues includes the costs of the hardware and freight.

Statement of Position (SOP) 97-2 "Software Revenue Recognition," which was issued October 27, 1997, supersedes SOP 91-1 and became effective for the Company in 1998.

Concentration of Credit Risk and Fair Value of Financial Instruments

Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, restricted cash, trade accounts receivable and short term investments. The carrying value of the Company's financial instruments approximates fair market value.

The Company's current customers are primarily comprised of credit unions throughout the United States. Although the Company is directly affected by the financial cycles of the credit union industry, management does not believe that significant credit risks existed as of December 31, 1998. The Company maintains a reserve for potential bad debts aggregating $521,000 and $1,094,000 as of December 31, 1998 and 1997, respectively.

No customer accounted for more than 10% of the Company's total revenues in 1998, 1997 or 1996. No customer accounted for more than 10% of the Company's accounts receivables in 1998. One customer accounted for 13% of total trade accounts receivable at December 31, 1997.

Financial Statement Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include allowances for potentially uncollectible accounts receivable, sales returns and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of short-term financial instruments with original maturities of three months or less that are carried at cost, which approximates market.

Short-Term Investments

Short-term   investments   as  of  December  31,  1997  consisted  of  municipal
obligations with amortized cost approximating fair market value.

Inventories

Inventories consist of hardware and software purchased from third parties pending shipment to customers recorded at the lower of cost or market, on a first in, first out basis.

Software Development Costs

Capitalization of computer software costs, when material, begins upon the establishment of technological feasibility. Such costs are amortized over periods not exceeding three years. To date, software development costs incurred subsequent to the establishment of technological feasibility have not been material.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful life (three to five years for computer equipment and software and five to ten years for furniture and fixtures) or the lease term.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are established to recognize the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

Net Income (Loss) Per Share

Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding, less shares subject to repurchase by the Company, for the period. Diluted income
(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of

The Company evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Reclassifications

Certain amounts in the accompanying 1997 and 1996 financial statements have been reclassified to conform with the 1998 presentation.

Recently Issued Accounting Standards

In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Adoption of this standard did not have an impact on the Company's financial position, results of operations or cash flows. During 1998, 1997 and 1996 the Company's sole source of comprehensive income is its net income (loss).

The Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in three segments: software, services and hardware. Management reviews the operating results of these segments only at the gross margin level and assets are not allocated by operating segment.

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

Note 2   Accounts Receivable

Accounts receivable consists of (in thousands):

                                                    December 31,
                                    ------------------------------------------
                                            1998                 1997
                                            ----                 ----
                                    ------------------------------------------
Trade accounts receivable                  $3,998                $4,520
Unbilled revenues                           3,046                 2,961
                                    -------------------------------------------
     Accounts receivable, gross             7,044                 7,481
Allowance for bad debts                      (521)               (1,094)
                                    -------------------------------------------
     Accounts receivable, net              $6,523                $6,387
                                    ===========================================

Note 3  Property and Equipment

Property and equipment consists of (in thousands):

                                                       December 31,
                                                 ------------------------
                                                    1998            1997
                                                    ----            ----
                                                 ------------------------
Computer equipment                                 $ 4,073        $ 3,958
Furniture and fixtures                               2,841          2,687
Software                                             1,432          1,424
                                                 -------------------------
     Property and equipment, gross                   8,346          8,069
Accumulated depreciation and amortization           (5,034)        (3,536)
                                                 -------------------------
     Property and equipment, net                   $ 3,312        $ 4,533
                                                 =========================

Note 4  Accrued Expenses

Accrued expenses consists of (in thousands):

                                                          December 31,
                                                   ---------------------------
                                                       1998           1997
                                                       ----           ----
                                                   ------------- -------------
    Accrued royalties and loss contract accrual    $    314            $  305
    Accrued vacation                                    613               598
    Other                                               719               336
                                                   ------------- -------------
         Total accrued expenses                    $  1,646            $1,239
                                                   ============= =============



 Note 5  Bank Borrowings and Debt

 Bank Borrowings

In 1997 the Company entered into a factoring agreement which provides for borrowing by the Company of up to $1.5 million, to be effected by the bank's purchase of eligible accounts receivable and payment to the Company of an amount equal to 80% of the purchased accounts receivable. Purchases of receivables and corresponding advances to the Company are at the discretion of the bank. There is a 0.5% administrative fee for each receivable purchased and a 1.75% monthly finance charge for as long as each purchased receivable remains outstanding. The agreement also provides that the borrowings under the factoring agreement are secured by all tangible and intangible assets of the Company. To date, no amounts have been borrowed under the factoring agreement. In addition, as of December 31, 1998 and 1997, the outstanding balance on a capital equipment facility was $321,000 and $539,000, respectively. The capital equipment facility bears interest at a rate equal to 0.25% above the prime rate and will be due in June of 2000. This facility was secured by cash collateral, and was retired in January 1999.

Other Debt

In the second quarter of 1997, the Company entered into an agreement to distribute certain products developed by a third party. As a part of this agreement, the Company purchased certain products with payments due through 2001 with interest imputed at 12.5%. Future principal payments under this agreement as of December 31, 1998 are as follows:

                  Year Ending              Principal
                  December 31,             Payments
                                         (in thousands)

                  1999                           $741
                  2000                            323
                  2001                            302
                                          ============
                  Total Payments               $1,366
                                          ============

In addition, the Company entered into a non-cancelable maintenance agreement related to the purchased licenses with an annual expense of $204,000 in 1998 and $326,000 each year thereafter through 2004.

Interest expense incurred during the years ended December 31, 1998, 1997, and 1996 was $179,000, $102,000 and $36,000, respectively.

 Note 6 Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 1998, 1997, and 1996 consisted of the following (in thousands):


                                                              Current      Deferred        Total
                                                          -------------- ------------- --------------
     1998:
         Federal                                           $    15        $     --      $      15
         State                                                   7              --              7
                                                          -------------- ------------- --------------
           Total income tax expense                        $    22        $     --      $      22
                                                          ============== ============= ==============
     1997:
         Federal                                           $   (25)       $     --      $     (25)
         State                                                  25              --             25
                                                          -------------- ------------- --------------
           Total income tax expense                        $    --        $     --      $      --
                                                          ============== ============= ==============
     1996:
         Federal                                           $  (932)       $    621      $    (311)
         State                                                  25             286            311
                                                          -------------- ------------- --------------
           Total income tax expense                        $  (907)       $    907      $      --
                                                          ============== ============= ==============



The difference between the "expected" income tax expense (benefit) computed at the 35% statutory federal income tax rate and the Company's actual income tax expense for the years ended December 31, 1998, 1997 and 1996 was as follows (in thousands):


                                                               For the years ended December 31,
                                                               1998          1997          1996
                                                          ------------- -------------- -------------
Computed "expected" tax expense (benefit)                      $   434   $  (1,176)     $ (2,366)
State income taxes, before valuation allowance adjustment,
  net of federal income tax effect                                  72          25            25
Change in the beginning of the year valuation allowance
  on deferred tax assets                                         (672)         ---           907
Current year losses and temporary differences for
  which no benefit was recognized                                  185       1,134         1,329
Nondeductible expenses                                               3          39            37
Other, net                                                         ---         (22)           68
                                                          ------------- -------------- -------------
      Actual income tax expense                                $    22      $    0        $    0
                                                          ============= ============== =============


The tax effects of significant temporary differences that comprise deferred tax assets are as follows (in thousands):

                                                      December 31,
                                                  1998           1997
    Deferred tax assets:
        Accounts receivable reserves           $   223        $    628
        Vacation accrual                           208             244
        Deferred revenue                           915             787
        Net operating loss carryforwards         1,199           1,867
        Tax credit carryforwards                   922             894
        Other                                      242              12
        Gross deferred tax assets                3,709           4,432
            Less valuation allowance            (3,609)         (4,281)
         Deferred tax assets, net of
            valuation allowance                    100             151
                                               --------       ---------
 Deferred tax liabilities - accumulated
        depreciation                              (100)           (151)
                                               --------       ---------
 Net deferred tax assets                       $   ---        $    ---
                                               ========       =========

The net change in the valuation allowance for the year ended December 31, 1998 and 1997 was a decrease of approximately $672,000 and an increase of approximately $1,277,000. Management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

The Company has net operating loss carryforwards for federal and California income tax purposes of approximately $3,200,000 and $1,000,000, respectively. The federal net operating loss carryforward will expire if it is not utilized by the year 2011 through 2012. The California net operating loss carryforward will expire if it is not utilized by the year 2001 through 2002. The Company has research credit carryforwards for federal and California income tax purposes of approximately $540,000 and $320,000, respectively. The federal research credit carryforward will expire if not utilized beginning in the year 2008 through 2011. The California research credit carries forward indefinitely until utilized. The Company also has minimum tax credit carryforwards for federal income tax purposes of approximately $62,000, which will carry forward indefinitely until utilized.

The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. If an "ownership change," as defined by the Internal Revenue Code, has occurred, the Company's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

Note 7   Stockholders' Equity

The following is a reconciliation of the denominators used in computing diluted net income (loss) per share (in thousands):


                                                           1998          1997          1996
                                                           ----          ----          ----
Shares used to compute basic net income (loss) per
  share - weighted average number of common
   shares outstanding                                      7,687         7,585         7,195
Effect of dilutive common equivalent shares - stock
  options outstanding                                        237           ---           ---
                                                       =============  ============  ============
Shares used to compute diluted net income (loss) per
  share                                                    7,924         7,585         7,195
                                                       =============  ============  ============


For the above mentioned periods, the Company had options outstanding of 1,910,587, 1,911,740 and 1,820,149 as of the end of 1998, 1997 and 1996,
respectively which could potentially dilute basic and diluted net income (loss) per share in the future but were excluded in the computation of diluted net income (loss) per share in the periods presented as their effect would have been antidilutive.


Employee Stock Option and Purchase Plans

1994 Equity Incentive Plan

The 1994 Equity Incentive Plan (the "1994 Plan") was adopted in March 1994. The 1994 Plan provides for the grant of incentive stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, consultants, independent contractors and advisors. There are 1,300,000 shares of the Company's common stock reserved for issuance under the 1994 plan, of which 318,243 are available for grant as of December 31, 1998. These options vest 25% after one year and ratably over thirty-six months thereafter, and expire ten years from the date of grant.


1995 Directors Stock Option Plan

The 1995 Directors Stock Option Plan (the "Directors Plan") was adopted in July 1996. The Directors Plan provides non-qualified stock options to non-employee directors of the Company. There are 150,000 shares of the Company's common stock reserved for issuance, of which 55,000 are available for grant as of December 31, 1998. Members of the Board of Directors who are not employees, consultants or independent contractors of the Company, or any parent, subsidiary or affiliate of the Company are eligible to participate in the Directors Plan. These options vest 25% in each of four consecutive years. As of December 31, 1998, 95,000 options have been granted under the Directors Plan.

Nonqualified Stock Option Grants

On July 31, 1995, the Company granted to the Company's then Chief Executive Officer, who is currently a director of the Company, outside of the 1994 Plan, nonqualified options to purchase 600,000 shares of common stock at $6.00 per share all of which were vested by December 31, 1998. On October 17, 1996, the Company granted to the Company's current President, outside of the 1994 Plan, nonqualified options to purchase 600,000 shares of common stock at $3.50 per share. Options for 25% of this grant vested on October 17, 1997 and the remaining shares vest in equal monthly increments over the following 36 months.

1995 Employee Stock Purchase Plan

In September 1995, the Board of Directors adopted the 1995 Employee Purchase Plan (the "Purchase Plan") and reserved 250,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through payroll deductions. Each offering under the Purchase Plan will be for a period of six months commencing on February 1 and August 1 of each year. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation, up to an aggregate total payroll deduction not to exceed $21,250 in any calendar year.

The purchase price for the Company's common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or the last day of that offering period.

Accounting for Stock-Based Compensation

A summary of the status of the Company's fixed option plans and nonplan grants is presented below:


                                         December 31, 1998             December 31, 1997            December 31, 1996
                                         -----------------             -----------------            -----------------
                                                    Weighted                     Weighted                    Weighted
                                                    Average                      Average                     Average
                                                    Exercise                     Exercise                    Exercise
                                         Shares     Price              Shares    Price             Shares    Price

Outstanding at beginning
of year                                  1,911,740  $4.71             1,820,149  $5.16            1,209,663  $5.64
Granted                                    334,050  $4.87               475,600  $3.91              918,600  $4.76
Exercised                                 (25,609)  $4.12                    --  $ --             (103,747)  $5.00
Canceled                                  (72,331)  $4.54             (384,009)  $5.83            (204,367)  $6.27
                                    ---------------                -------------
Outstanding at end of year               2,147,850  $4.75             1,911,740  $4.71            1,820,149  $5.16
                                    ===============                =============               =============
Exercisable at end of year               1,255,490  $5.13               952,142  $5.47               561,119  $5.67
                                    ==============                 =============               =============
Weighted-average fair value of
options granted during the year
at exercise price equal to fair
value at grant date                             $1.94                        $1.97                        $2.39


The Company has elected to use the intrinsic value-based method to account for all of its employee stock-based compensation plans. Under APB Opinion No. 25, Accounting for Stock Issued to Employees, the Company has recorded no compensation costs related to its stock options granted to employees for the years ended December 31, 1998, 1997, and 1996 because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of its grant date.

Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per basic and diluted share as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach described in SFAS No. 123, the Company's net income (loss) and net income (loss) per basic and diluted share for the years ended December 31, 1998, 1997 and 1996 would have been as indicated below (in thousands, except per share data):



                                                  Years Ended
                                                  December 31,
                                          1998        1997         1996
                                          ----        -----        ----
Net income (loss):
       As reported                         $1,219  $(3,460)     $(6,960)
       Pro forma                           $  502  $(4,261)     $(7,623)
Basic net income (loss) per share:
       As reported                         $ 0.16  $ (0.46)     $ (0.97)
       Pro forma                           $ 0.07  $ (0.56)     $ (1.06)
Diluted net income (loss) per share:
       As reported                         $ 0.15  $ (0.46)     $ (0.97)
       Pro forma                           $ 0.06  $ (0.56)     $ (1.06)

The Company's fair value calculations on stock-based awards were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 3.5 years from the date of grant in 1996 and 1997, and 4.25 years in 1998; stock volatility, 63% in 1996 and 1997 and 51% in 1998; risk-free interest rate, 6.08% in 1996 and 1997 and 5% in 1998; and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. The Company's fair value calculations on stock-based awards under the Purchase Plan for all years presented were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 6 months; stock volatility, 51%; risk-free interest rate, 5%; and no dividends during the expected term.

The following table summarizes information about fixed stock options outstanding as of December 31, 1998:

                                        Options Outstanding                            Options Vested
                    -----------------------------------------------------------------------------------------
                          Options             Weighted                              Options        Weighted
                       Outstanding at         Average             Weighted           Vested         Average
        Range of     December 31, 1998        Remaining            Average         at December     Exercise
    Exercise Prices                       Contractual Life     Exercise Price       31, 1998         Price
   ----------------------------------------------------------------------------------------------------------
   $2.63 - 3.50             785,550             7.7                $3.46            368,341         $3.48
   $4.00 - 6.00           1,254,900             7.1                $5.32            817,268         $5.65
   $6.25 - 11.00            107,400             7.1                $7.52             69,881         $7.69
                    -------------------                                        -----------------
   $2.63 - 11.00          2,147,850             7.4                $4.75          1,255,490         $5.13
                    ===================                                        =================


Note 7   Employee Benefit  Plan

In 1987, the Company adopted a defined contribution retirement plan (the "Retirement Plan"), which has been determined by the Internal Revenue Service to be qualified under Section 401(k) of the Internal Revenue Code of 1986. The Retirement Plan covers essentially all full-time employees. Eligible employees may make voluntary contributions to the Retirement Plan up to 15% of their annual compensation. The Company contributed $187,000, $177,000 and $0 to the plan during the years ended December 31, 1998, 1997 and 1996, respectively.

Note 8   Commitments

Leases

The Company leases its principal facility under a noncancelable operating lease through January 2007. The Company is also party to a lease for its prior office space which has been subleased through July 2002. The Company has an office in Carrollton, Texas, which houses the corporate and customer disaster recovery center. The Company signed a new lease for this facility for 36 months beginning January 1, 1999. Rental expense for operating leases for the years ended December 31, 1998, 1997 and 1996 amounted to $746,000, $1,070,000 and
$1,060,000, respectively, net of 1998 and 1997 rental income of $310,000 and $124,000, respectively, under the sublease.

The Company leases its facilities and certain equipment under noncancelable capital and operating leases. Future minimum lease payments under the Company's capital and operating leases and the present value of minimum lease payments under capital leases as of December 31, 1998 are as follows (in thousands):



                  Year Ending                                                Capital        Operating
                  December 31,                                               Leases          Leases
                  ------------                                            -------------   --------------
                    1999                                                            $16             $739
                    2000                                                              9              739
                    2001                                                            ---              783
                    2002                                                            ---              902
                    2003                                                            ---            1,116
                    Thereafter                                                      ---            3,784
                                                                          --------------  --------------
                    Future minimum lease payments                                   $25           $8,063
                                                                                          ==============
                    Amounts representing interest                                    (5)
                                                                          ==============
                    Present value of future minimum lease payments                  $20
                                                                          ==============


Future payments under operating leases are net of sub-lease payments totaling approximately $276,000 for each of the years 1999 through 2001 and approximately $161,000 for 2002.